Exhibit 10(s)

Date of Notification: January 28, 2008

Notice to Employee: This is a legal document.
You are advised to consult with an attorney prior to signing this agreement.

SEPARATION AGREEMENT & RELEASE

This is an Agreement between General Electric Company (the "Company") and David Nissen (the "Employee").

WHEREAS the Employee will cease to be employed by the Company,

WHEREAS the Company and the Employee intend the terms and conditions of this Agreement to govern all issues related to the Employee's employment and separation from the Company,

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the Company and Employee agree as follows:

1.           Separation Date. The Employee shall continue to be employed on active payroll and be paid his current salary at the Company's regular pay intervals until the end of December, 2008 when his separation will become effective, or until he begins full time employment with another employer, whichever event occurs first (the “Separation Date”). The Employee will continue to work full-time until June 30, 2008. After this date, the Employee is expected to be available for consultation with respect to matters within the scope of his employment. The Employee agrees that he will immediately notify the Company in the event that he commences full-time employment with another employer.

In the event of the death or disability (as defined in the GE Long Term Disability Income Plan for Salaried Employees) of the Employee prior to December 31, 2008, then the date of such death or disability shall be the Separation Date, assuming the Employee is still employed by the Company.

2.           Employee Representations. Employee hereby represents and acknowledges to the Company that (a) the Company has advised Employee to consult with an attorney of his choosing; (b) he has had twenty-one (21) days to consider the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to signing this Agreement; (c) he has disclosed to the Company any information in his possession concerning any conduct involving the Company or its affiliates that he has any reason to believe involves any false claims to the United States or is or may be unlawful or violates Company Policy in any respect; (d) the consideration provided him under this Agreement is sufficient to support the releases provided by him under this Agreement; and (e) he has not filed any charges, claims or lawsuits against the Company involving any aspect of his employment which have not been terminated as of the date of this Agreement. The Employee understands that the Company regards the representations made by him as material and that the Company is relying on these representations in entering into this Agreement.

3.           Effective Date of the Agreement. Employee shall have seven days from the date Employee signs this Agreement to revoke Employee’s consent to the waiver of his rights under the ADEA in writing addressed and delivered to the Company official executing this Agreement on behalf of the Company which action shall revoke this Agreement. If Employee revokes this Agreement, all of its provisions shall be void and unenforceable. If Employee does not revoke his consent, the Agreement will take effect on the day after the end of this revocation period (the “Effective Date”).

4.           Vacation and other benefits. The period during which Employee shall remain on active payroll described in Paragraph 1 shall be inclusive of all vacation to which Employee is or may be entitled through his Separation Date. Employee shall not receive any other payments for vacations or holidays.

5.           Incentive Compensation. Incentive Compensation for 2007 will be paid during February 2008. Incentive Compensation for 2008 will be a pro-rata share (6/12) of the Incentive Compensation paid for 2007 and paid during the regular Incentive process by the Company. No Incentive Compensation will be paid for 2009.

6.           Officer Benefits. Employee’s participation in the Company benefit plans (e.g., medical, Savings and Security Program) through the Separation Date will be in accordance with the provisions of the various Company benefit plans for an active employee. Officer benefits and perquisites shall be treated as follows:

a)
Company Automobile. The Employee may continue using the Company-provided car in his possession at the Effective Date of this Agreement until the Separation Date, the end of the lease term, or when the car has reached 50,000 miles on the odometer, whichever occurs first (the “Car Termination Date”). At the Car Termination Date, the Employee may purchase the car at its market value (as determined by GE Fleet Services) or relinquish the car to the Company.

b)	Financial Planner. The Employee may continue to avail himself of the services of a financial planner until the Separation Date.

c)	Executive Products Plan. The Employee’s eligibility for and participation in the Executive Products Plan will cease on the Effective Date.

d)
Life Insurance. The Company agrees to maintain the Employee’s Executive Life Insurance Policy, Senior Executive Life Insurance Policy and Leadership Life Insurance Policy and continue to make premium payments in accordance with the terms of the applicable plans.

7.           Stock Options. The following options will become vested and exercisable as of the Effective Date:

Grant Date	Grant Price	No. of Options with Accelerated Vesting
9/12/03	$31.53	30,000
9/17/04	$34.22	72,000
9/16/05	$34.47	117,000
9/08/06	$34.01	140,000

All stock options not vested on the Effective Date will be canceled.  The Employee will be able to exercise all vested options (whether or not listed in this Agreement) until the original expiration date of the grant. However, if the Employee dies before the date an option will expire under this Agreement, such option will expire on the earlier of two years after death or the original expiration date, unless the option was granted under the 1990 Long-Term Incentive Plan and death occurs within three months of the Separation Date, in which case the option will expire two years from death.

8.           Executive Deferred Salary Plans. The Employee will receive payment from his 2006 Executive Deferred Salary Plan, with 8 ½ percent simple interest. Such payment will be made in one lump sum as soon as practicable following the Employee's Separation Date.  The Employee’s other Executive Deferred Salary Plan accounts will be payable in accordance with the terms of such Plans, consistent with his prior election(s).

9.           Deferred Incentive Compensation. Employee’s deferred incentive compensation will be paid out after the Separation Date in accordance with the provisions of the GE Incentive Compensation Plan.

10.           Retirement Allowance. Employee will be granted a retirement allowance effective January 1, 2009. The retirement allowance will be based on the Employee’s service and compensation history as of the Separation Date and will be on the terms and conditions as set forth in Exhibit A (“General Electric Company Allowance on Termination of Service – Employee Agreement”) attached hereto. Employee shall be eligible for those benefits under the Company’s employee benefit plans that apply to an employee who retires directly from the service of the Company.  Employee must sign both this Agreement and Exhibit A to receive the retirement allowance. The Employee understands that the present value of this allowance represents wages that are subject to FICA and Medicare taxes. The Employee agrees that he is responsible for his share of these taxes and any federal and/or state income taxes and any other taxes that may apply.

11.           Vesting of Restricted Stock Units.  The following Class Grant RSU’s will remain outstanding, with shares to be delivered as soon as practicable after the lapse dates:

Grant Date	No. of Shares	Lapse Date
9/12/03	16,667	9/12/08
9/17/04	20,000	9/17/09
9/16/05	21,667	9/16/08
	21,667	9/16/10
9/0806	29,167	9/08/09
	29,167	9/08/11
9/7/07	11,666	9/07/08
	11,667	9/07/09
	11,667	9/07/10
	11,667	9/07/11
	11,667	9/07/12

All Retention RSU’s (listed below) will remain outstanding with shares delivered as soon as practicable after the lapse dates:

Grant Date	No. of Shares	Lapse Date
6/26/98	10,000	5/01/08
	10,000	5/01/10
	10,000	5/01/11
7/29/99	10,000	5/01/08
	10,000	5/01/10
	10,000	5/01/11
7/27/00	8,333	5/01/08
	8,333	5/01/10
	8,334	5/01/11
9/12/03	8,333	5/01/08
	25,000	9/12/08
	8,333	5/01/10
	8,334	5/01/11
	25,000	9/12/13
7/27/06	12,500	7/27/09
	12,500	7/27/11
	12,500	7/27/13
	12,500	7/27/16

During the entire period that restrictions on RSUs continue to lapse, the Employee will continue to receive dividends on all unvested RSUs, in accordance with the terms of the plan(s).  Upon the Employee’s death, all unvested RSUs shall immediately vest and all restrictions shall immediately lapse.

12.           2006-2008 Long-Term Performance Award. The Employee will be eligible to receive a pro rata payment under the 2006-2008 Long-Term Performance Award Program. The payout will be based on factors set forth in the original performance award granted to the Employee. The award will be 30/36 of the award the Employee would have been entitled to if he were employed for the entire 2006-2008 award period. The award, if any, will be paid in cash in 2009 in accordance with the terms of the Program.

13.           Employee Innovation and Proprietary Information Agreement. The Employee Innovation and Proprietary Information Agreement will remain in effect in accordance with its terms.

14.           Confidential Information. The Employee acknowledges that, in connection with his employment at the Company, he obtained knowledge about confidential and proprietary information, or trade secrets of the Company, including but not limited to lists of customers, technical information about Company products, strategic plans of company businesses and price information (hereinafter the "Information"). Employee agrees, either prior to or following the Effective Date, not to use, publish or otherwise disclose any Information to others, including but not limited to a subsequent employer or competitor of the Company. If the Employee has any question regarding what data or information would be considered by the Company to be Information subject to this provision, the Employee agrees to contact the Senior Vice President, Corporate Human Resources for written clarification.

15.           Non-Competition and Non-Solicitation.  The Employee agrees for a period of two years following the Effective Date, that he will not enter into an employment or contractual relationship, either directly or indirectly, to provide services to any competitor of the Company in the consumer finance industry, including but not limited to: Citi, Grupo Santander, HSBC, Capital One, Barclaycard, BNP Paribas, Societe Generale, without prior written approval from the Senior Vice-President, Corporate Human Resources of the Company, which will not be unreasonably withheld.

The Employee agrees that for a period of two years after the Effective Date, he will not, without prior written approval from the Senior Vice-President, Corporate Human Resources of the Company, directly or indirectly solicit any person who is an employee of the Company to terminate his relationship with the Company.

Subject to the prior approval of the Senior Vice-President, Corporate Human Resources of the Company, the Employee shall have the right to serve on boards of directors and/or on advisory boards during the two year period referred to above, provided that Employee may not serve on the board of any competitor of the Company in the consumer finance industry.

16.           Release of Claims. The Employee and his heirs, assigns, and agents agree to release, waive, and discharge the Releasees as defined below from each and every waivable claim, action or right of any sort, known or unknown, suspected or unsuspected, arising on or before the Effective Date (as described below).

a)
Releasees. “Releasees” include the following: (1) the Company; (2) all current and former Company parents, subsidiaries, related companies, affiliates, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; (3) with respect to each such entity identified in (1) and (2) above, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and (4) any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their predecessors or successors.

b)
Claims Released. The foregoing release includes, but is not limited to: (1) any claim of discrimination, harassment, or retaliation related to race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, or citizenship status or any other category protected by law; (2) any other claim based on a statutory prohibition or requirement; (3) any and all claims under any law of any nation, including any and all claims under any United States of America federal, state, or local law, regulation, or ordinance; (4) any claim under contract, tort, or common law, such as claims of wrongful discharge, negligent or intentional affliction of emotional distress and defamation; (5) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; (6) any claims under the Sarbanes-Oxley Act, including retaliation claims; (7) any personal gain with respect to any claim under the qui tam provisions of the False Claims Act; and (8) any claims for attorneys’ fees that exist or may exist as of the date of the signing of this Agreement. Employee understands that he is not releasing any claims arising after the Effective Date, and that he is not releasing claims that cannot lawfully be released.

c)	ADEA Claims. The Employee acknowledges that he is releasing rights and claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended.

d)
Violating the Release. If the Employee violates this release by suing a Releasee or causing a Releasee to be sued for any matter in the scope of the release, the Employee agrees to pay all costs and expenses of defending against the suit incurred by the Releasee, including reasonable attorneys’ fees,

e)	except to the extent that paying such fees, costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

f)
Cooperating with Government Agencies. This Agreement does not limit the Employee’s ability to communicate with governmental investigators on matters involving the Company or participating in any such proceeding before a governmental agency, including a state or federal fair employment practices agency. However, the Employee agrees he cannot receive any monetary or personal gain for such participation. Accordingly, Employee shall be barred from seeking and expressly waives any and all rights to any monetary, injunctive, or other personal relief for released claims, including but not limited to reinstatement, damages, remedies, or other such relief, any and all rights to which he hereby waives

g)
Alternative Dispute Resolution. The Employee agrees to submit to the Company’s internal alternative dispute resolution process (for purposes of this Agreement called “Company ADR”) including final and binding arbitration, any claims not released by this Agreement, and covered by such Company ADR, or any claims that arise after the Effective Date (as described below) of this Agreement, without regard to whether the employee is a “new employee” or a “current employee” as defined by the Company ADR. Employee understands that this means he is giving up the right to a jury trial for any claims not released by this Agreement or that arise after the effective date, and that all such claims submitted to arbitration pursuant to the Company ADR will be decided solely by an arbitrator. If Employee needs another copy of the Company ADR guidelines, he can access it online, if available, or ask his Company HR Manager (or his successor, if the Company HR Manager is no longer in the role) for a copy.

17.            Breach by Employee. The Company’s obligations to the Employee after the Effective Date are contingent on Employee’s obligations under this Agreement. Any material breach of this Agreement by the Employee will result in the immediate cancellation of the Company’s obligations under this Agreement and of any benefits that have been granted to the Employee by the terms of this Agreement except to the extent that such cancellation is prohibited by law or would result in the invalidation of the foregoing release.

18.            Employee Availability. The Employee agrees to make himself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company's affiliates, subsidiaries, agents, officers, directors or employees that may be within the knowledge of the Employee. Employee will cooperate fully with the Company in connection with any and all existing or future litigation or investigations brought by or against the Company or any of its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems the Employee's cooperation necessary. The Company will reimburse the Employee for reasonable out-of pocket expenses incurred as a result of such cooperation. Nothing herein shall prevent the Employee from communicating with or participating in any government investigation.

19.           Non Disparagement. The Employee agrees, subject to any obligations he may have under applicable law, that he will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement and the Employee will be required to reimburse the Company for any and all compensation and benefits (other than those already vested) paid under the terms of this Agreement and all commitments to make additional payments to the Employee will be null and void.

20.           Future Employment. The Company is not obligated to offer employment to the Employee (or to accept services or the performance of work from the Employee directly or indirectly) now or in the future. Employee agrees never to seek employment with the Company or any of its subsidiaries or affiliated companies.

21.           Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

22.           Return of Company Property. The Employee agrees that as of Separation Date he will have returned to the Company any and all Company property or equipment in his possession, including but not limited to: any computer, printer, fax, phone, credit card and dial comm card assigned to him. The Employee agrees that as of the Separation Date he will have no outstanding balance on his corporate credit card for which appropriate T&L accounting has not been submitted.

23.           Confidentiality.  The Employee shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than the Employee's spouse, the Employee’s legal or financial advisor, or U.S. governmental officials who seek such information in the course of their official duties, unless compelled by law to do so. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that the Employee disclose or produce this Agreement or any terms or conditions thereof, the Employee shall immediately notify the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena.

24.           Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties hereto and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement. The parties have not relied on any oral statements that are not included in this Agreement. This Agreement supercedes all prior agreements and understandings concerning the subject matter of this Agreement. Any modifications to this Agreement must be in writing and signed by Employee and an authorized employee or agent of the Company.

25.           Applicable Law.  This Agreement shall be construed, interpreted and applied in accordance with the law of the State of New York.

26.           Additional Release.                                                       The employee agrees that on or after the last day of his employment with the Company, the Employee will execute an additional release covering the period from the Effective Date to the last day of employment. The Employee agrees that all Company covenants that relate to obligations of the Company beyond the last day of employment will be contingent on the execution of the release. The release will be in the form of Exhibit #1 to this Agreement.

27.           Compliance with Section 409A of the Internal Revenue Code. This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code (and any related guidance issued by the IRS or the Treasury Department), so as to avoid the imposition of any additional taxes, penalties or interest under those rules. Accordingly, this Agreement shall be modified, as determined by the Company, to the extent necessary to avoid the imposition of any additional taxes, penalties or interest. The Company may take any such action without the consent of, or notice to, the Employee. Consistent with the foregoing all payments under this Agreement shall be delayed to the extent necessary to comply with the rules in Section 409A(2)(B)(i) (generally requiring a delay of six months after termination for certain payments made to Top-50 officers).

28.           Indemnification. The Company shall provide to the Employee, with respect to his service as an Officer of the Company, and for services rendered in compliance with this Agreement, indemnification and expense advancement, which the Company is permitted by law to provide but is not in excess of the Company’s then existing practice.

I acknowledge that I understand the above agreement includes the release of all claims. I understand that I am waiving unknown claims and I am doing so intentionally.

DAVID NISSEN		GENERAL ELECTRIC COMPANY

By:	/s/ David Nissen	/s/ John F. Lynch

Date:	6 Feb 2008	Date:	6 Feb 2008

EXHIBIT #1

SUPPLEMENTAL RELEASE

This supplemental release given to the General Electric Company (the "Company") by David Nissen (the "Employee") is executed in consideration for the covenants made by the Company in an a Separation Agreement and Release signed by the Employee on ___(date)______

The Employee and his heirs, assigns, and agents release, waive, and discharge the Releasees as defined below from each and every waivable claim, action or right of any sort, known or unknown, suspected or unsuspected, arising on or before the date of this Supplemental Release.

a)
Releasees. “Releasees” include the following: (1) the Company; (2) all current and former Company parents, subsidiaries, related companies, affiliates, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; (3) with respect to each such entity identified in (1) and (2) above, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and (4) any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their predecessors or successors.

b)
Claims Released. The foregoing release includes, but is not limited to: (1) any claim of discrimination, harassment, or retaliation related to race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, or citizenship status or any other category protected by law; (2) any other claim based on a statutory prohibition or requirement; (3) any and all claims under any law of any nation, including any and all claims under any United States of America federal, state, or local law, regulation, or ordinance; (4) any claim under contract, tort, or common law, such as claims of wrongful discharge, negligent or intentional affliction of emotional distress and defamation; (5) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; (6) any claims under the Sarbanes-Oxley Act, including retaliation claims; (7) any personal gain with respect to any claim under the qui tam provisions of the False Claims Act; and (8) any claims for attorneys’ fees that exist or may exist as of the date of the signing of this Agreement. Employee understands that he is not releasing any claims arising after the Effective Date, and that he is not releasing claims that cannot lawfully be released.

c)	ADEA Claims. The Employee acknowledges that he is releasing rights and claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended.

David Nissen

DATE:

WITNESS:

EXHIBIT A

GENERAL ELECTRIC COMPANY
ALLOWANCE ON TERMINATION OF SERVICE – EMPLOYEE AGREEMENT

Name: David Nissen	SSO ID: 215000041

I hereby agree to accept an Allowance effective January 1, 2009 in the form of a Retirement Allowance to be paid as described below.

I understand that the granting of this Allowance is conditioned upon my electing optional retirement to begin on the first of the month following my attainment of age 60 under the GE Pension Plan, upon my agreement not to withdraw my contributions plus interest credited thereon under that Plan and upon my agreement not to elect the accelerated payment option under that Plan.

I understand that my Allowance consists of the following amounts (prior to survivorship election and subject to adjustment for any difference in my compensation or creditable service from current assumptions):

(A)
An amount of $7,989.10 per month shall commence on January 1, 2009 and shall terminate at the end of the month in which I reach age 60 or the end of the month in which I die, if earlier. (Amount replaced by vested pension under the GE Pension Plan at age 60.)

(B)	An amount of $146,530.25 per month shall commence on January 1, 2009 and shall continue until the end of the month in which I die.

(C)
An amount of $838.28 per month shall commence on January 1, 2009 and shall continue until I attain age 63 or until the end of the month in which I die, if earlier. I understand that I will not receive the payments described in this paragraph (C) for the month in which I am eligible to begin receiving 80% of my Social Security benefits and for any subsequent month.

I understand that no payment shall be made under this Allowance for the first six months following my Separation Date. The next regularly scheduled payment thereafter shall include a retroactive adjustment for the missed payments during such six-month period.

Survivor Benefits

If Your Death Occurs Before Your Pension Starts

Under the GE Pension Plan

1.
A survivor benefit will be paid under the GE Pension Plan to your surviving spouse if you die before your pension commences under that Plan (i.e., the first of the month after you would have reached age 60). The survivor benefit starts when your pension under the GE Pension Plan would have started had you survived.

2.
To provide for an immediate and uninterrupted survivor benefit starting on the first of the month following your death, you can elect a survivor benefit with respect to the Allowance shown in (A) and (B) above. You may also waive the survivor benefit with respect to the Allowance with your spouse's consent in which case no benefits will be paid pursuant to this Agreement if your death occurs before your pension starts under the GE Pension Plan. If you elect this survivor benefit, your Allowance will be paid as follows:

The Allowance shown in (A) and (B) above shall be reduced in the same manner and be paid under the same terms and conditions as a pension is reduced and paid to provide a 50% survivor benefit under Section IX (1) of the GE Pension Plan to a participant who is age 60 and taking into account the difference in age between you and your spouse.

If you die before the first of the month following attainment of age 60, a benefit shall be paid to your surviving spouse equal to 50% of your reduced Allowance under (A) and (B) above. The amount payable under this survivor benefit includes any benefit available to your surviving spouse in the form of a monthly income under the GE Pension Plan but this election will have no effect upon the amount of pension payable to you on and after the first of the month after you reach after age 60. If you die prior to such first of the month following attainment of age 60, the 50% survivor benefit payable to your surviving spouse shall commence on the first of the month following your death and shall continue for the remaining lifetime of your spouse. No further Allowance shall be paid to any persons after both you and your spouse have died.

If Your Death Occurs After Your Pension Starts

Under the GE Pension Plan

1.
On the first of the month after you reach age 60, the Allowance shown in (A) above will stop and your pension under the GE Pension Plan will begin. If you are married at that time, your pension will provide automatically for the payment of 50% joint and survivor annuity with a lifetime benefit to your surviving spouse after your subsequent death. During the 90-day period ending on the date your pension starts, you and your spouse can waive this payment method in favor of an optional method. Your GE Benefits Handbook and distribution election forms explain the conditions applicable to the survivor benefit and its waiver.

2.
If your death occurs after your pension has commenced under the GE Pension Plan and a death or survivor benefit is payable to your beneficiary or surviving spouse under that Plan, a death or survivor benefit will also be payable with respect to the portion of your Allowance shown in (B) above. The benefit will be computed and paid in the same manner as the death or survivor benefit under the GE Pension Plan. Any reduction in your pension under the GE Pension Plan to provide a survivor benefit shall automatically apply to the portion of your Allowance shown in (B) above effective when your pension starts under the GE Pension Plan.

The survivor benefit has been explained to me. I understand that my election below applies to my death before the end of the month in which I reach age 60 and that any elections applicable to my death after that date must be made during the 90-day period ending on the date my pension starts under the GE Pension Plan.

I elect to have the Survivor Benefit apply to my Allowance.

I waive the Survivor Benefit with respect to the Allowance.

I understand that this Allowance may be terminated at any time by the Management Development and Compensation Committee of the Board of Directors if the Committee in its sole discretion determines that I or, after my death my surviving spouse, has acted or is acting in any way inimical to the interests of the Company. The Board of Directors may reduce, suspend or terminate this Allowance at any time in its discretion. In any event, this Allowance will be terminated if I am reemployed by the Company or any of its affiliates or subsidiaries.

Signed	Date

I consent to the waiver of the Survivor Benefit with respect to the Allowance.

Signed		Date
(Spouse of Employee)